EXHIBIT 99

D&E COMMUNICATIONS, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

November 29, 2004

CONTACT PERSON:

W. Garth Sprecher

(717) 738-8304

D&E COMMUNICATIONS, INC. ANNOUNCES

AMENDMENT OF FINANCING FACILITIES

EPHRATA - (November 29, 2004) - D&E Communications, Inc. (D&E) (NASDAQ: DECC) announced today that it has amended its senior secured debt financing by reducing the interest rate on its Term Loan B by 75 basis points.

The credit facilities are in the form of a $25 million revolving line of credit, Term Loan A in the amount of $50 million, Term Loan B in the amount of $150 million, and $35 million of term indebtedness of a D&E subsidiary. Prior to the amendment, the interest rate on Term Loan B was equal to the U.S. prime rate plus a margin of 1.00% to 1.75%, or at LIBOR plus a margin of 2.00% to 2.75%, depending on the company’s leverage ratio. Based on the existing loan and the company’s current leverage ratio, the LIBOR margin is 2.75% and the U.S. prime margin is 1.75%. The amendment reduces the LIBOR margin to 2.00% and the U.S. prime margin to 1.00%, regardless of the company’s leverage ratio.

D&E anticipates that this reduction in the margin with respect to the Term Loan B will result in an annual savings of approximately $1.1 million. This savings assumes that the margin over the index in effect prior to the amendment would have been in effect throughout the term of the Term Loan B. D&E incurred a one-time non-cash write-off of approximately $321,000 of unamortized debt issuance costs of the previous credit facility and capitalized approximately $453,000 and expensed $71,000 of costs related to the new credit facility.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E Communications, Inc. is a leading provider of integrated communications services to residential and business customers in markets throughout central and eastern Pennsylvania. D&E offers its customers a comprehensive package of communications services including local and long distance telephone service, high-speed data services and Internet access service. D&E also provides business customers with systems integration services including voice and data network solutions.